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                                                                      Exhibit 11


                       W. R. GRACE & CO. AND SUBSIDIARIES
  WEIGHTED AVERAGE NUMBER OF SHARES AND EARNINGS USED IN PER SHARE COMPUTATIONS
                                   (Unaudited)


The weighted average number of shares of Common Stock outstanding were as follows (in thousands):

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

                                                                              3 Mos. Ended                  6 Mos. Ended
                                                                         6/30/94    -    6/30/93        6/30/94   -   6/30/93
                                                                         -----------------------        ---------------------

Weighted average number of shares of Common
Stock outstanding. . . . . . . . . . . . . . . . . . . . . . . .          93,933          90,183         93,842        90,083

Conversion of convertible debt obligations . . . . . . . . . . .              --          12,187             --         3,626

Additional dilutive effect of outstanding options
(as determined by the application of the treasury
stock method). . . . . . . . . . . . . . . . . . . . . . . . . .             614             782            798           782
                                                                          ------         -------         ------        ------

Weighted average number of shares of Common
Stock outstanding assuming full dilution . . . . . . . . . . . .          94,547         103,152         94,640        94,491
                                                                          ------         -------         ------        ------
                                                                          ------         -------         ------        ------

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Loss used in the computation of earnings per share were as follows (in millions except per share):

                                                                              3 Mos. Ended                  6 Mos. Ended
                                                                         6/30/94    -    6/30/93        6/30/94   -   6/30/93
                                                                         -----------------------        ---------------------

Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $(134.3)         $(51.1)        $(96.1)       $(22.8)

Dividends paid on preferred stocks . . . . . . . . . . . . . . .             (.1)            (.1)           (.2)          (.2)
                                                                          ------          ------         ------        ------

Loss used in per share computation of
earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (134.4)          (51.2)         (96.3)        (23.0)

Interest, net of tax, on convertible debt
obligations. . . . . . . . . . . . . . . . . . . . . . . . . . .              --             4.5             --           1.2
                                                                          ------          ------         ------        ------

Loss used in per share computation of
earnings assuming full dilution. . . . . . . . . . . . . . . . .         $(134.4)         $(46.7)        $(96.3)       $(21.8)
                                                                          ------          ------         ------        ------
                                                                          ------          ------         ------        ------

Loss per share . . . . . . . . . . . . . . . . . . . . . . . . .         $ (1.43)         $ (.57)        $(1.03)       $ (.26)

Loss per share assuming full dilution. . . . . . . . . . . . . .         $ (1.42)         $ (.45)        $(1.02)       $ (.23)

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